FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or Section 15(d)
                     of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 1, 1998


                             Skynet Telematics Inc.
                 (Exact name of Company as specified in charter)





                          Nevada 33-55254-39 87-0485315
             (State or other jurisdiction (Commission (IRS Employer
                 of incorporation) File No.) Identification No.)





               Link House, 259 City Road, London, England EC1V 1SE (Address of principal executive offices) (Zip Code)




                                44 (171) 490-7900
                (Company's telephone number, including area code)


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Item 9.Sales of Equity Securities Pursuant to Regulation S.

         On October 1, 1998, Skynet Telematics Inc. (the "Company") transferred 300,000 newly issued shares of common stock to its landlord in consideration for use of office space for one of its subsidiaries. On November 11, 1998 the Company issued an aggregate of 1,160,000 shares for $.33 per share pursuant to an offering completed April 30, 1998 (the "First Offering"). On November 11, 1998 the Company issued an aggregate of 142,000 shares for $.66 per share pursuant to an offering completed July 31, 1998 (the "Second Offering") On November 11, 1998 the Company issued an aggregate of 42,000 shares for $2.00 per share pursuant to an offering completed November 30, 1998 (the "Third Offering").

         On November 11, 1998 the Company issued 300,000 shares as consideration for consultant and finders services; 28,000 shares as consideration for corporate video production services; 100,000 shares as consideration for consultant and finder's services; and 6,000 shares as consideration for rights to a Company logo. On December 2, 1998 the Company issued 9,200 shares to employees as bonuses; 10,000 shares as a signing bonus to a director; 32,000 shares as consideration for finder's services; 32,000 Shares for $.33 per share pursuant to the First Offering; 10,000 shares for $.66 per share pursuant to the Second Offering; and 9,300 shares for $2.00 per share pursuant to the Third Offering.

         On December 23, 1998 the Company issued 5,000 shares for $2.00, per share pursuant to the Third Offering and 25,000 shares as consideration for finder's services. On December 23, 1998 the company issued 5,000,000 shares in exchange for full payment of L4,000,000 Promissory Note.

         Each of the investors are off shore investors. The transactions were effected directly by the Company with the off-shore investors. The Company has claimed an exemption from registration under Regulation S promulgated under the Securities Act of 1933 in connection with the issuance of such shares of common stock. The Company meets the qualifications required for an exemption under Rule 903 of Regulation S. The issuance of the shares of common stock was made in conformance with the requirements of Regulation S as follows: an Agreement was signed by each off-shore investor which agreement (i) includes a number of representations and warranties by the investor as to its status as a non-U.S. person, (ii) contains a restrictive legend stating that the shares of common stock cannot be resold except in accordance with Regulation S, and (iii) contains representations, warranties and covenants from the investor with respect to each investor's current and future compliance with the requirements of Regulation S.





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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                            SIGNATURE

                            SKYNET TELEMATICS INC.


                            By: /s/ Tomas George Wilmot
                               Tomas George Wilmot
                               President

DATE:  April 12, 1999